Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			September 09, 2009
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL Revenue Increases 17%; Net Income Increases 126%

OLATHE, KANSAS, September 9, 2009, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the first quarter fiscal 2010 for the period ended July 31, 2009.  In conjunction with the release, the Company has scheduled a conference call Thursday, September 10, 2009 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Fiscal 2010 Financial Results Conference Call

When: Thursday, September 10, 2009 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2010.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)

	2009	2008	2007	2009	2008	2007

Net Sales	$6,069	$5,204	$4,707	$4,288	$4,446	$3,906
Operating Income	701	656	410	678	1,015	627
Net Income	718	318	232	279	662	415
Total Assets	24,263	32,464	19,878	25,798	27,104	20,445
Long-term Obligations	5,875	6,276	2,426	6,345	6,416	2,521
Shareholders' Equity	13,937	12,509	10,879	13,219	12,190	10,648
New Product Research and Development Cost	495	1,061	570	(609)	520	439
nr = not reported

Management Comments:

"Our sales for the fiscal quarter-ended July 31, 2009, increased 17% to $6.1 million as compared to $5.2 million for the same period in fiscal 2009.  Net income increased 126% to $718,000 as compared to $318,000 for the same period in fiscal 2009. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

Revenue from Aircraft Modifications segment for the three months ending July 31, 2009, were $2.3 million, a decrease of 33.8% from the three months ending July 31, 2008 with revenue of $3.4 million, and an increase of 20% from the three months ending July 31, 2007 with revenue of $1.9 million. The modifications segment had an operating profit of $48,000 in the three months ended July 31, 2009, an operating profit of $775,000 in the three months ending July 31, 2008, and $113,000 in the three months ending July 31, 2007. The revenue and operating profit decline was due primarily to lower RVSM sales and other Learjet modifications not related to special mission projects.

Revenue from Avionics for the three months ending July 31, 2009, were $2.3 million, an increase of 161% from the three months ending July 31, 2008 with revenue of $871,000, and an increase of 37% from the three months ending July 31, 2007 with revenue of $1.7 million. The avionics segment had an operating profit of $946,000 in the three months ending July 31, 2009, an operating loss of $41,000 in the three months ending July 31, 2008, and an operating profit of $516,000 in the three months ending July 31, 2007. Management expects increased revenue for the fuel system protection devices, when certified, like the TSD, GFI, and other classic aviation and defense products.

Revenue from Monitoring Services remained stable at $381,000 in the first quarter of fiscal 2010 as compared to the same three months of fiscal 2009.  We anticipate increases in revenue from additional lift station rehabilitations over the next three to four years. Revenue fluctuates due to the introduction of new products and services and the related installations of these types of products.

Operating profits from management services related to gaming decreased 59% from $254,000 for the three months ended July 31, 2008 to $104,000 for the three months ended July 31, 2009. Decreases in operating profit can be attributed to increased expenses towards gaming developments.

We invested approximately $441,000 towards the purchase of land in Dodge City, Kansas. During the quarter we sold a portion of the land we purchased during fiscal year 2008 for a gain of 25% or $496,000.

We expensed $495,000, 8% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

As of August 28, 2009, our backlog totaled $10.8 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. This is consistent with the industry in which modifications services and related contracts may take several months and sometimes years to complete. There can be no assurance that all orders will be completed or that some may ever commence.

The Company remains well-positioned to grow and continue to increase revenue and income in the coming years. We continue into fiscal 2010 with the focus of serving our customers needs and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference. Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Ph (214) 498-7775
Fax (913) 780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Ph (830) 669-2466

THE WORLDWIDE WEB:
Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.